Name Place of Incorporation/Formation Hydrofarm Investment Corp. Delaware Hydrofarm Holdings LLC Delaware Hydrofarm, LLC California EHH Holdings, LLC Delaware Eltac XXI S.L. Spain Shenzhen Representative Office of Hydrofarm Inc. (USA) China Sunblaster LLC Delaware Sunblaster Holdings ULC Canada Hydrofarm Canada, LLC Delaware Grotek Europe, S.L. Spain Greenstar Plant Products Inc. Canada Eddi's Wholesale Garden Supplies Ltd. Canada Field 16, LLC Delaware House & Garden Holdings LLC Delaware House & Garden, Inc. Nevada Humboldt Wholesale, Inc. California Allied Imports & Logistics, Inc. California South Coast Horticultural Supply, Inc. California Gotham Properties LLC Oregon Aurora Innovations, LLC Oregon Aurora International, LLC Oregon Aurora Peat Products ULC Canada Innovative Growers Equipment, Inc. Illinois Innovative Growers Equipment Canada, Inc. Canada Manufacturing & Supply Chain Services, Inc. Delaware Innovative AG Installation, Inc. Illinois Innovative Racking Systems, Inc. Illinois Innovative Shipping Solutions, Inc. Illinois Exhibit 21.1 Subsidiaries of Hydrofarm Holdings Group, Inc.